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SSA System Software Associates, Inc.                                NEWS RELEASE
--------------------------------------------------------------------------------
Corporate Headquarters
500 West Madison.Chicago, Illinois, U.S.A. 60661.Telephone (312) 258-6000.
Facsimile: (312) 474-7500

              Investor Relations Contact        Corporate Contact
              --------------------------        -----------------
              Joseph J. Skadra                  Roger E. Covey
              Chief Financial Officer           CEO and Chairman
              (312) 258-6000                    (312) 258-6000
              Facsimile: (312) 474-7500         Facsimile: (312) 474-7500
              jskadra@ssax.com                  rec@ssax.com

FOR IMMEDIATE RELEASE
---------------------

                          SSA TO RAISE $137 MILLION

               ANNOUNCES $90 MILLION CONVERTIBLE NOTE OFFERING
              AND $47 MILLION CONTEMPORANEOUS PRIVATE INVESTMENT

Chicago, IL, July 15, 1997--System Software Associates, Inc. (NASDAQ:SSAX) Roger
E. Covey, Chairman and Chief Executive Officer of System Software Associates, Inc., (the "Company), announced today that the Company has commenced two transactions, scheduled to close simultaneously, with each contingent upon the closing of the other. Mr. Covey stated that the first transaction is a $90 million registered underwritten offering of subordinated convertible notes due 2002, which was filed today with the Securities and Exchange Commission. The Public Note offering will be underwritten by Alex. Brown & Sons Incorporated. The interest rate and conversion price of the Public Notes will be determined based upon market conditions at the time the Public Notes are sold.

     A registration statement relating to the Public Notes has been filed with the Securities and Exchange Commission, but has not yet become effective. The Public Notes may not be sold nor may offers to buy the Public Notes be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Public Notes in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.
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      Copies of the prospectus contained in the Registration Statement may be obtained by written or oral request directed to Alex. Brown, c/o Capital Markets Development, 1 South Street, Baltimore, MD, 21202.

      The second transaction, Mr. Covey said, is the purchase of approximately $47 million in junior subordinated notes of the Company (the "Junior Notes"), together with associated, detachable stock purchase warrants (the "Warrants") by a private investor group Bain Capital, Inc., JMI Equity Fund III, L.P. and an affiliate of the Pritzker family. The Junior Notes mature in 2003 and will be subordinated to the Public Notes. The Warrants will entitle the private investors to purchase shares of preferred stock or 19.9% of the Company's outstanding common stock. The Warrants are exercisable at approximately 85% of the current market price of the common stock. The Company has executed a letter of intent with regard to this transaction which remains subject to customary conditions, including the negotiation of definitive agreements. This second transaction is to close concurrently with the Public Note offering. Neither the Junior Notes nor the Warrants will be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Mr. Covey stated the that purpose of the transaction is to provide additional working capital to the Company, repay existing outstanding bank debt and obligations to note holders, and to supplement the Board of Directors and the Company's existing management team. Mr. Covey noted that he was pleased with the caliber and experience of the private investor group and their vote of confidence in the future prospects of the firm. Mr. Covey added that he looks forward to the private investors contribution in helping to continue the Company's recent growth.